WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES                          Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)
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                                                                           Three Months Ended
                                      Year Ended December 31,                  March 31,
                            --------------------------------------------   ------------------

                              1996     1997     1998     1999     2000        2000     2001
                            -------  -------- -------- -------- --------    -------  -------
Fixed Charges:
      Interest cost         103,338  136,929   145,579  129,282  124,296     30,402   29,362
      One-third rent
           expense            6,906    7,535     8,075    8,076    8,868      2,141    2,442
                            -------  -------   -------  -------  -------    -------  -------

Total Fixed Charges         110,244  144,464   153,654  137,358  133,164     32,543   31,803
                            -------  -------   -------  -------  -------    -------  -------

Add (Deduct):
      Earnings before
          income taxes      306,086  111,263   132,783  413,275  514,387    130,235   98,011
      Interest capitalized  (10,534) (19,939)  (13,589)  (3,998)  (5,163)    (1,669)  (2,851)
                            -------  -------   -------  -------  -------    -------  -------


Earnings for
      Fixed Charges         405,796  235,788   272,848  546,635  642,388    161,109  126,963
                            =======  =======   =======  =======  =======    =======  =======


Ratio of Earnings to
      Fixed Charges            3.68     1.63      1.78     3.98     4.82       4.95     3.99
                            =======  =======   =======  =======  =======    =======  =======

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